Exhibit 21.1

                     List of Subsidiaries of the Registrant
                     --------------------------------------


o       Sierra Materials LLC (formerly known as Cape Composites LLC)

o       Unifiber Corporation

o       Reynolds Cycle Technology Limited (formerly known as TI 531 Limited)

o       Apollo Sports Technologies Limited (formerly known as TI Apollo Limited)

o       Apollo Sports Holdings Limited